As Filed with the Securities and Exchange Commission on April 26, 2021
Registration No. 333-255345

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Genworth Mortgage Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6411	46-1579166
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
8325 Six Forks Road
Raleigh, North Carolina 27615
(919) 846-4100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Evan Stolove
Genworth Mortgage Holdings, Inc.
8325 Six Forks Road
Raleigh, North Carolina 27615
(919) 846-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Perry J. Shwachman Michael J. Schiavone Sean M. Carney David Ni Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 Telephone: (312) 853-7000 Telecopy: (312) 853-7036	Dwight S. Yoo Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 Telephone: (212) 735-3000 Telecopy: (212) 735-2000	Evan Stolove Genworth Mortgage Holdings, Inc. Senior Vice President, General Counsel and Secretary 8325 Six Forks Road Raleigh, North Carolina 27615 Telephone: (919) 846-4100 Telecopy: (919) 846-4359	Craig B. Brod Jeffrey D. Karpf Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Telephone: (212) 225-2000 Telecopy: (212) 225-3999

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This amendment is being filed solely to file certain exhibits to the Registration Statement as indicated in Item 16 of Part II. No changes are being made to the preliminary prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement and the preliminary prospectus has therefore not been included herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution
The following table sets forth the expenses, other than the underwriting discount, payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the Nasdaq listing fee. All the amounts below will be paid by us. Parent has agreed to pay certain expenses in connection with this offering, including accounting fees and expenses and certain legal fees and expenses.

Amount to be paid
SEC registration fee		$10,910
FINRA filing fee		15,500
Nasdaq listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees and expenses		*
Total	$	*
______________
*      To be filed by amendment.
Item 14.    Indemnification of Directors and Officers
Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases or other distributions pursuant to Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Our amended and restated certificate of incorporation provides that any amendment, repeal or modification of such article, unless otherwise required by law, will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or amendment of a director serving at the time of such repeal or modification.
Our amended and restated certificate of incorporation provides that we shall indemnify each of our directors and executive officers and that we shall have power to indemnify our other officers, employees and agents, to the fullest extent permitted by the DGCL as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the DGCL permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such director, officer or employee or on such director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation will further provide for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees, in advance of the final disposition of such action, suit or proceeding only upon receipt of an undertaking by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.
In addition, our amended and restated bylaws provide that the right of each of our directors and executive officers to indemnification and advancement of expenses shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or otherwise. Our amended and restated bylaws will authorize us to provide insurance for our directors, officers, employees and agents against any liability, whether or not we would have the power to indemnify such person against such liability under the DGCL or our amended and restated bylaws.

We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements will provide that we will indemnify each of our directors and executive officers to the fullest extent permitted by the DGCL and our amended and restated bylaws and will provide certain additional procedural and other protections.
We also intend to maintain a general liability insurance policy which covers certain liabilities of our directors and executive officers arising out of claims based on acts or omissions in their capacities as directors or executive officers.
The proposed form of underwriting agreement filed as Exhibit 1.1 provides that the underwriters are required to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities, or to contribute to payments such parties may be required to make in respect of these liabilities.
Item 15.    Recent Sales of Unregistered Securities
Within the past three years, we have sold the following securities which were not registered under the Securities Act:
2025 Senior Notes
On August 21, 2020, we issued $750 million aggregate principal amount of our 6.500% Senior Notes due 2025. The notes were offered to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The offering price was 100.0%. The total initial purchasers’ discount was approximately $11 million.
Item 16.    Exhibits and Financial Statement Schedules
(a)Exhibits.

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement.
3.1	Form of Amended and Restated Certificate of Incorporation of Genworth Mortgage Holdings, Inc., to be in effect on the completion of the offering.
3.2	Form of Amended and Restated Bylaws of Genworth Mortgage Holdings, Inc., to be in effect on the completion of the offering.
4.1#
Indenture, dated August 21, 2020, between Genworth Mortgage Holdings, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Genworth Financial, Inc. on August 25, 2020).

4.2#
First Supplemental Indenture, dated August 21, 2020, between Genworth Mortgage Holdings, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Genworth Financial, Inc. on August 25, 2020).

5.1*	Opinion of Sidley Austin LLP.
10.1	Form of Master Agreement.
10.2	Form of Amended and Restated Tax Allocation Agreement.
10.3	Form of Registration Rights Agreement.
10.4	Form of Shared Services Agreement.
10.5+	Form of Genworth Mortgage Holdings, Inc. 2021 Omnibus Incentive Plan.
10.6+	Special Severance Payment Agreement between Genworth Financial, Inc. and Rohit Gupta.
10.7+	Special Severance Payment Agreement between Genworth Financial, Inc. and Dean Mitchell.
10.8+	Amendment No. 1 to Special Severance Payment Agreement between Genworth Financial, Inc. and Dean Mitchell.

10.9+	Special Severance Payment Agreement between Genworth Financial, Inc. and Evan Stolove.
10.10+	Amendment No. 1 to Special Severance Payment Agreement between Genworth Financial, Inc. and Evan Stolove.
10.11+	Transition Retention Bonus Agreement between Genworth Financial, Inc. and Dean Mitchell.
10.12+	Transition Retention Bonus Agreement between Genworth Financial, Inc. and Evan Stolove.
10.13+	Retention Bonus Agreement between Genworth Financial, Inc. and Rohit Gupta.
10.14+	Retention Bonus Agreement between Genworth Financial, Inc. and Dean Mitchell.
10.15+	Retention Bonus Agreement between Genworth Financial, Inc. and Evan Stolove.
10.16+#
Amended and Restated Genworth Financial, Inc. 2015 Key Employee Severance Plan (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q of Genworth Financial, Inc. for the period ended June 30, 2019).

10.17+#
Amended and Restated Genworth Financial, Inc. 2014 Change of Control Plan (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q of Genworth Financial, Inc. for the period ended June 30, 2019).

10.18+#
Amended and Restated Genworth Financial, Inc. Retirement and Savings Restoration Plan (incorporated by reference to Exhibit 10.48 to the Annual Report on Form 10-K of Genworth Financial, Inc. for the fiscal year ended December 31, 2015).

10.19+#
Amended and Restated Genworth Financial, Inc. Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.47 to the Annual Report on Form 10-K of Genworth Financial, Inc. for the fiscal year ended December 31, 2015).

10.20	Form of Indemnification Agreement between Genworth Mortgage Holdings, Inc. and each of its directors and executive officers.
21.1#	List of subsidiaries of Genworth Mortgage Holdings, Inc.
23.1#	Consent of KPMG LLP, independent registered public accounting firm.
23.2*	Consent of Sidley Austin LLP (included in Exhibit 5.1).
24.1#	Power of Attorney.
99.1*	Consent of , a director nominee.
99.2*	Consent of , a director nominee.
99.3*	Consent of , a director nominee.
99.4*	Consent of , a director nominee.
99.5*	Consent of , a director nominee.
99.6*	Consent of , a director nominee.
99.7*	Consent of , a director nominee.
99.8*	Consent of , a director nominee.
______________
*      To be filed by amendment
#      Previously filed
+      Indicates management contract and compensatory plan
(b)Financial Statement Schedules
All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.
Item 17.    Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby further undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Raleigh, North Carolina, on the 26th day of April, 2021.

By:	/s/ Rohit Gupta
Name:	Rohit Gupta
Title:	President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated:

Signature	Title	Date

/s/ Rohit Gupta	President, Chief Executive Officer and Director (principal executive officer)	April 26, 2021
Rohit Gupta

*	Senior Vice President, Chief Financial Officer, Treasurer and Director (principal financial officer)	April 26, 2021
Dean Mitchell

*	Controller (principal accounting officer)	April 26, 2021
James McMullen

*	Director	April 26, 2021
Evan Stolove

By:	/s/ Rohit Gupta
Rohit Gupta
Attorney-in-Fact